EXHIBIT 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS FIRST QUARTER RESULTS AND RESTRUCTURING

COLUMBIA, Maryland, April 23, 2009 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the first quarter ended March 31, 2009.  Highlights are as follows:

•      Sales for the first quarter were $682.1 million compared with $759.2 million in the prior year quarter, a 10.2% decrease (4.0% before the effects of currency translation).  The sales decrease was attributable primarily to lower volumes and unfavorable currency translation, partially offset by higher selling prices in both operating segments.  Sales were down 5.3% in North America and 23.8% in Europe, and up 11.1% in Latin America and 8.0% in Asia Pacific.

•      Net loss for the first quarter was $38.9 million, or $0.54 per diluted share, compared with net income of $17.7 million, or $0.24 per diluted share, in the prior year quarter. The 2009 and 2008 results were negatively affected by Chapter 11 expenses, litigation and other matters not related to core operations.  Excluding Chapter 11 expenses, the loss on noncore activities, and their tax effects, net loss would have been $8.7 million for the first quarter of 2009 compared with net income of $35.2 million calculated on the same basis for the prior year quarter.

•      Pre-tax loss from core operations was $3.4 million in the first quarter compared with income of $68.2 million in the prior year quarter.  As previously reported, Grace expected a pre-tax loss from core operations this quarter due to the unfavorable effects of lower sales volumes, higher costs of goods sold, and the restructuring charge discussed below.  Cost of goods sold in the first quarter of 2009 reflects the high raw materials and energy costs incurred in the fourth quarter of 2008.  Raw materials and energy costs in the first quarter of 2009 were below their fourth quarter 2008 peak, though such costs remained above their first quarter 2008 levels.

•      Grace recorded a pre-tax charge of $19.1 million in the first quarter related to cost reduction and restructuring actions in our manufacturing operations and administrative functions.  These actions are expected to improve earnings and cash flow beginning in the second quarter and are targeted to save approximately $22 million in operating costs in the current year.  Grace expects these actions, together with cost reduction and restructuring actions completed in 2008, to produce over $40 million of annualized cost savings by 2010.  Grace remains cautious in its outlook for customer demand in 2009, and is continuing its focus on reducing operating costs and working capital requirements.

•      Operating free cash flow was positive $76.2 million in the first quarter compared with negative $14.5 million in the prior year quarter.  The increase was attributable primarily to reduced working capital and capital expenditures, partially offset by lower pre-tax income from core operations.

“Our results this quarter were in line with our expectations,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “We planned for a tough operating environment this quarter and implemented the actions needed to better position our business for the future.  We improved our operational effectiveness, reduced our workforce, and decreased our working capital by almost $90 million.  I’m pleased with the progress we have made.”

CORE OPERATIONS

Grace Davison

First quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $477.8 million, down 3.9% from the prior year quarter.  Sales of this operating segment are reported by product group as follows:

•      Refining Technologies — sales of catalysts and chemical additives used by petroleum refineries were $276.7 million in the first quarter, up 16.8% from the prior year quarter.  First quarter sales in this product group were favorably affected by price increases in FCC catalysts and by increased sales volumes of hydroprocessing catalysts (due to uneven order patterns when compared to the prior year first quarter).  Sales were unfavorably affected by foreign currency translation, and a decrease in the cost of molybdenum passed through to hydroprocessing customers.  Molybdenum prices were significantly lower in the first quarter of 2009 than in the prior year quarter.

•      Materials Technologies — sales of engineered materials, coatings and sealants used in numerous industrial, consumer and packaging applications were $134.0 million in the first quarter, down 21.3% from the prior year quarter.  First quarter sales in the product group were unfavorably affected by significantly lower customer demand and by foreign currency translation, partially offset by higher selling prices.

•      Specialty Technologies — sales of highly specialized catalysts and materials used in unique or proprietary applications and markets were $67.1 million in the first quarter, down 25.4% from the prior year quarter.  First quarter sales in the product group were unfavorably affected by significantly lower customer demand and by foreign currency translation, partially offset by higher selling prices.

Pre-tax operating income of Grace Davison for the first quarter was $40.0 million (excluding restructuring costs) compared with $74.3 million in the prior year quarter, a 46.2% decrease.  The unfavorable effects of selling higher-cost inventories produced in the fourth quarter of 2008 and lower sales volume more than offset the favorable effects of price increases and lower operating expenses.  Operating margin was 8.4% compared with 14.9% in the prior year quarter.

Grace Construction Products

First quarter sales for the Grace Construction Products operating segment, which includes specialty chemicals and building materials used in commercial, infrastructure and residential construction, were $204.3 million, down 22.1% from the prior year quarter.  Sales in the first quarter were unfavorably affected by the global construction slowdown, particularly in Europe and North America, and by foreign currency translation, partly offset by higher selling prices in all major geographic regions and product lines.  Sales of this operating segment are reported by geographic region as follows:

•      Americas — sales of products to customers in North, Central, and South America were $111.8 million in the first quarter, down 15.6% from the prior year quarter.  Lower sales volumes of specialty construction chemicals and specialty building materials were partly offset by the favorable impact of 2008 pricing actions across all product lines in the region.  First quarter sales were down 17.5% in North America and up 2.6% in Latin America, when compared with the prior year quarter.

•      Europe — sales of products to customers in Eastern and Western Europe, the Middle East, Africa, and India were $62.9 million in the first quarter, down 35.6% from the prior year quarter.  Revenues were unfavorably affected by significantly lower sales volumes across the region and by foreign currency translation.

•      Asia — sales of products to customers in Asia (excluding India), Australia, and New Zealand were $29.6 million in the first quarter, down 7.5% from the prior year quarter.  Increased sales volumes were more than offset by the unfavorable effect of foreign currency translation.

Pre-tax operating income of Grace Construction Products for the first quarter was $12.3 million (excluding restructuring costs) compared with $26.3 million for the prior year quarter, a 53.2% decrease.  The unfavorable effects of lower volumes, higher raw material costs, and foreign currency translation more than offset the favorable impact of price increases and operating expense controls. Operating margin in the first quarter was 6.0% compared with 10.0% in the prior year quarter.

Corporate Operating Costs

Corporate costs related to core operations were $19.5 million in the first quarter of 2009 compared with $20.8 million in the prior year quarter, a decrease of 6.2%.  The decrease in corporate costs is primarily attributable to lower costs of corporate functions, lower insurance costs and reduced incentive compensation accruals.

Pension Expense

Grace has revised its presentation of pre-tax operating income in the consolidated analysis of continuing operations to report pension expense separately from business and corporate results for all periods presented.  Grace believes the revised presentation provides better information about its operating segment performance and the cost of its defined benefit pension plans.  Pension expense related to core operations for the first quarter was $18.1 million compared with $11.6 million for the prior year quarter, a 56.0% increase.  The increase in costs is primarily attributable to the decline in asset values in 2008.

Restructuring Expenses

Restructuring expenses of $18.1 million were recorded against core operations in the first quarter (restructuring expenses of $1.0 million were recorded against noncore activities). These expenses include severance and other costs related to cost reduction and restructuring programs implemented during the first quarter.  The company’s cost reduction activities are continuing and Grace expects to record additional restructuring expenses in 2009 as other programs are implemented.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the consolidated analysis of continuing operations) include events and transactions not directly related to the generation of operating revenue or the support of core operations.  The pre-tax loss from noncore activities was $39.9 million in the first quarter of 2009 compared with a loss of $0.2 million in the prior year quarter.  The increase in the noncore loss is primarily attributable to higher legal spending and a net difference between the value of intercompany loans and the value of associated hedge contracts.

Legal spending has been significantly affected by defense costs for the criminal proceeding relating to Grace’s former operations in Montana.  The trial began on February 19, 2009 and is expected to last approximately three months.  Pursuant to instructions issued by the U.S. District Court for the District of Montana, Grace is prohibited from making any public comments about the proceeding.

INTEREST AND INCOME TAXES

Interest expense was $9.2 million for the first quarter of 2009 compared with $15.1 million for the prior year quarter.  The reduction in interest expense is attributable to reductions in the prime rate and reduced interest accruals for certain pre-petition environmental obligations.  The annualized weighted average interest rate on pre-petition obligations for the first quarter was 3.4%.

Income taxes are recorded at a global effective rate of approximately 30% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.  Income taxes related to foreign jurisdictions are generally paid in cash, while Grace expects taxable income in the United States will be offset by available tax deductions.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On September 19, 2008, Grace filed a Joint Plan of Reorganization (as since amended, the “Plan”) as well as several associated documents, including a disclosure statement, with the Bankruptcy Court. The Official Committee of Asbestos Personal Injury Claimants, the Representative for Future Asbestos Personal Injury Claimants, and the Official Committee of Equity Security Holders are co-proponents of the Plan.  The committee representing general unsecured creditors and the Official Committee of Asbestos Property

Damage Claimants are not co-proponents of the Plan.  The Plan is consistent with the terms of the previously announced settlements of Grace’s asbestos personal injury liability and claims related to its former attic insulation product, and requires the establishment of two asbestos trusts under Section 524(g) of the United States Bankruptcy Code to which all present and future asbestos-related claims would be channeled.  On March 9, 2009, the Bankruptcy Court issued an order approving the disclosure statement, approving forms and procedures for voting on the Plan, setting May 20, 2009 as the voting deadline and the deadline for filing Plan confirmation objections, and scheduling confirmation hearings on the Plan in June and September 2009.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process.  Grace has not adjusted its accounting for asbestos-related liabilities to reflect the filing of the Plan.  At this time, Grace is unable to determine a reasonable estimate of the value of certain consideration payable to the trusts under the Plan.  These values will ultimately be determined on the effective date of the Plan.  Grace expects to adjust its accounting for the Plan when the consideration can be measured and material conditions to the Plan are satisfied.  Grace expects that such adjustments may be material to Grace’s consolidated financial position and results of operations.

Expenses related to Grace’s Chapter 11 proceedings, net of filing entity interest income, were $10.0 million in the first quarter compared with $18.4 million in the prior year quarter.

CASH FLOW AND LIQUIDITY

Grace’s net cash provided by operating activities for the first quarter 2009 was $41.0 million compared with $47.7 million used for operating activities for the prior year quarter.  Net cash provided by operating activities in the first quarter of 2009 includes improvements in working capital of $89.6 million.  Net cash provided by investing activities was $59.8 million for the quarter, compared with $6.7 million in the prior year quarter.  Net cash provided by investing activities in the first quarter of 2009 includes proceeds of $68.8 million from the termination of life insurance policies on certain current and former employees.

At March 31, 2009, Grace had available liquidity of approximately $739.6 million, consisting of $553.7 million in cash and cash equivalents, $15.6 million in short-term investment securities, approximately $65.7 million of available credit under various non-U.S. credit facilities and approximately $104.6 million of available credit under its $165.0 million debtor-in-possession (“DIP”) facility.  Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings until a plan of reorganization is confirmed and Grace emerges from bankruptcy.    Grace is exploring sources of new financing of up to $1.0 billion to fund the Plan.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. With annual sales of more than $3 billion, Grace has about 6,200 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

*  *  *  *  *

This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues”, “outlook” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, the availability of financing for Grace’s proposed plan of reorganization, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially security, regulation and currency risks, and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2009	2008

Net sales	$682.1	$759.2

Cost of goods sold	513.3	519.8
Selling, general and administrative expenses	149.7	142.8
Restructuring expenses	19.1	—
Research and development expenses	18.6	21.7
Defined benefit pension expense	21.9	14.3
Interest expense and related financing costs	9.2	15.1
Provision for environmental remediation	0.7	5.9
Chapter 11 expenses, net of interest income	10.0	18.4
Other (income) expense, net	1.8	(17.3)
	744.3	720.7
Income (loss) before income taxes	(62.2)	38.5
Benefit from (provision for) income taxes	23.4	(17.9)
Net income (loss)	(38.8)	20.6
Less: Net income attributable to noncontrolling interests	(0.1)	(2.9)
Net income (loss) attributable to W. R. Grace & Co.	$(38.9)	$17.7

Basic earnings per share:
Net income (loss) attributable to W. R. Grace & Co.	$(0.54)	$0.25
Weighted average number of basic shares	72.2	71.7

Diluted earnings per share:
Net income (loss) attributable to W. R. Grace & Co.	$(0.54)	$0.24
Weighted average number of diluted shares	72.2	72.4

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

W. R. Grace & Co. and Subsidiaries

Consolidated Analysis of Continuing Operations (unaudited)

	Three Months Ended
	March 31,
In millions	2009	2008	$ Change	% Change
Net Sales:
Grace Davison	$477.8	$497.1	$(19.3)	(3.9)%
Refining Technologies	276.7	236.9	39.8	16.8%
Materials Technologies	134.0	170.3	(36.3)	(21.3)%
Specialty Technologies	67.1	89.9	(22.8)	(25.4)%
Grace Construction Products	204.3	262.1	(57.8)	(22.1)%
Americas	111.8	132.5	(20.7)	(15.6)%
Europe	62.9	97.6	(34.7)	(35.6)%
Asia	29.6	32.0	(2.4)	(7.5)%

Total Grace net sales	$682.1	$759.2	$(77.1)	(10.2)%
Net Sales by Region:
North America	$259.0	$273.6	$(14.6)	(5.3)%
Europe	247.0	324.0	(77.0)	(23.8)%
Asia Pacific	121.2	112.2	9.0	8.0%
Latin America	54.9	49.4	5.5	11.1%
Total Net Sales by Region	$682.1	$759.2	$(77.1)	(10.2)%

Pre-tax operating income:
Grace Davison (b)	$40.0	$74.3	$(34.3)	(46.2)%
Grace Construction Products (c)	12.3	26.3	(14.0)	(53.2)%
Corporate costs	(19.5)	(20.8)	1.3	6.2%
Restructuring costs (g)	(18.1)	—	(18.1)	NM
Defined benefit pension expense (d)	(18.1)	(11.6)	(6.5)	(56.0)%
Pre-tax income (loss) from core operations (a)	(3.4)	68.2	(71.6)	(105.0)%
Pre-tax income (loss) from noncore activities (a) (g)	(39.9)	(0.2)	(39.7)	NM
Interest expense, net	(9.0)	(14.0)	5.0	35.7%
Income (loss) before Chapter 11 expenses and income taxes	(52.3)	54.0	(106.3)	(196.9)%
Chapter 11 expenses, net of interest income	(10.0)	(18.4)	8.4	45.7%
Benefit from (provision for) income taxes	23.4	(17.9)	41.3	NM

Net income (loss)	$(38.9)	$17.7	$(56.6)	NM

Reconciliation of pre-tax income (loss) from core operations to income (loss) before income taxes:
Pre-tax income (loss) from core operations	$(3.4)	$68.2	$(71.6)	(105.0)%
Noncontrolling interests	0.1	$2.9	(2.8)	(96.6)%
Interest expense, net	(9.0)	(14.0)	5.0	35.7%
Chapter 11 expenses	(10.0)	(18.4)	8.4	45.7%
Pre-tax income (loss) from noncore activities	(39.9)	(0.2)	(39.7)	NM
Income (loss) before income taxes	$(62.2)	$38.5	$(100.7)	NM

See footnotes on next page.

W. R. Grace & Co. and Subsidiaries

Consolidated Analysis of Continuing Operations (unaudited)

	Three Months Ended
	March 31,
In millions	2009	2008	$ Change	% Change
Operating Free Cash Flow: (a)
Pre-tax income (loss) from core operations before depreciation and amortization	$24.1	$98.4	$(74.3)	(75.5)%
Defined benefit pension expense of core operations	18.1	11.6	6.5	56.0%
Change in net working capital of core operations	94.0	(56.3)	150.3	NM
Change in other assets and liabilities of core operations	(43.3)	(42.1)	(1.2)	(2.8)%
Capital expenditures	(16.7)	(26.1)	9.4	36.0%
Operating Free Cash Flow	$76.2	$(14.5)	$90.7	NM

Reconciliation of operating free cash flow to net cash provided by operating activities:
Operating free cash flow (non-GAAP)	$76.2	$(14.5)	$90.7	NM
Chapter 11 expenses paid	(12.8)	(14.0)	1.2	8.6%
Capital expenditures	16.7	26.1	(9.4)	(36.0)%
Income taxes paid, net of refunds	(0.3)	(15.4)	15.1	98.1%
Payments under defined benefit pension arrangements and postretirement benefit plans	(13.0)	(20.6)	7.6	36.9%
Cash paid for environmental and divestment reserves	(2.3)	(1.3)	(1.0)	(76.9)%
Noncore and other activities	(23.5)	(8.0)	(15.5)	(193.8)%
Net cash provided by operating activities (GAAP)	$41.0	$(47.7)	$88.7	186.0%

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales:
Grace Davison	8.4%	14.9%	NM	(6.5	)pts
Grace Construction Products	6.0%	10.0%	NM	(4.0	)pts
Total Core Operations	(0.5)%	9.0%	NM	(9.5	)pts
Total Core Operations adjusted for profit sharing of joint ventures (e)	(0.5)%	9.4%	NM	(9.9	)pts

Pre-tax income from core operations before depreciation and amortization	$24.1	$98.4	$(74.3)	(75.5)%
As a percentage of sales	3.5%	13.0%	NM	(9.5	)pts
Depreciation and amortization	$27.5	$30.2	$2.7	8.9%

Gross profit percentage (sales less cost of goods sold as a percent of sales) (f) :
Grace Davison	22.4%	30.8%	NM	(8.4	)pts
Grace Construction Products	31.1%	33.5%	NM	(2.4	)pts
Total Grace	24.7%	31.5%	NM	(6.8	)pts

Note (a): In the above chart and in other parts of this earnings release, Grace presents its results of operations by operating segment and for “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Construction Products and the cost of corporate activities that directly or indirectly support business operations.  In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions. Pre-tax income from core operations, pre-tax loss from noncore activities, pre-tax income from core operations as a percentage of sales, pre-tax income from core operations before depreciation and amortization, and operating free cash flow do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Grace Davison pre-tax operating income includes noncontrolling interests primarily related to the Advanced Refining Technologies joint venture.

Note (c): Grace Construction Products pre-tax operating income includes noncontrolling interests related to consolidated joint ventures.

Note (d): Pension expense includes all defined benefit pension expense of core operations for all periods presented.  These amounts were previously allocated to the operating segments and corporate.

Note (e): Reflects the add-back of noncontrolling interests expense.

Note (f): Includes depreciation and amortization related to manufacturing of products.

Note (g): Restructuring costs will be reported by operating segment in Grace’s 2009 first quarter Form 10-Q as follows: Grace Davison $11.7 million, Grace Construction Products $4.7 million, and Corporate $1.7 million.  An additional $1.0 million is reflected in pre-tax income (loss) from noncore activities and will be reported in Corporate in Grace’s 2009 first quarter Form 10-Q.

NM — Not Meaningful

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding

Noncore Activities and Chapter 11 Expenses, net (unaudited)

	Three Months Ended
	March 31,
In millions	2009	2008

Net income	$(38.9)	$17.7
Adjustments:
Pre-tax loss from noncore activities	39.9	0.2
Chapter 11 expenses, net	10.0	18.4
Tax effects of noncore and Chapter 11 items	(19.7)	(1.1)
Net income (loss) excluding noncore activities and Chapter 11 expenses, net	$(8.7)	$35.2

Note: Net income excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
	March 31,
In millions	2009	2008
Operating Activities

Net income	$(38.8)	$20.6
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	27.5	30.2
Chapter 11 expenses, net of interest income	10.0	18.4
Provision for (benefit from) income taxes	(23.4)	17.9
Income taxes paid, net of refunds	(0.3)	(15.4)
Dividends paid to noncontrolling interests in consolidated entities	(13.7)	—
Interest accrued on pre-petition liabilities subject to compromise	8.8	14.3
Net (gain) loss on sales of investments and disposals of assets	(1.4)	(1.6)
Restructuring expenses	19.1	—
Defined benefit pension expense	21.9	14.3
Payments under defined benefit pension arrangements	(11.7)	(19.5)
Net payments under postretirement benefit plans	(1.3)	(1.1)
Net income from life insurance policies	(1.1)	(1.1)
Provision for uncollectible receivables	1.1	0.4
Provision for environmental remediation	0.7	5.9
Expenditures for environmental remediation	(2.2)	(1.3)
Expenditures for retained obligations of divested businesses	(0.1)	—
Changes in assets and liabilities, excluding effect of foreign currency translation:
Working capital items (trade accounts receivable, inventories, and accounts payable)	89.6	(28.2)
Other accruals and non-cash items	(30.9)	(87.5)
Net cash provided by operating activities before Chapter 11 expenses and settlements	53.8	(33.7)
Chapter 11 expenses paid	(12.8)	(14.0)
Net cash provided by (used for) operating activities	41.0	(47.7)
Investing Activities
Capital expenditures	(16.6)	(25.9)
Proceeds from sales of investment securities	6.2	33.1
Purchase of equity investment	(0.5)	(3.0)
Proceeds from termination of life insurance policies	68.8	—
Net investment in life insurance policies	(0.5)	—
Proceeds from sale of investments and disposal of assets	2.4	2.5
Net cash provided by investing activities	59.8	6.7
Financing Activities
Net (repayments) borrowings under credit arrangements	1.2	(1.5)
Fees paid under debtor-in-possession credit facility	(0.4)	(0.7)
Proceeds from exercise of stock options	—	8.9
Net cash provided by financing activities	0.8	6.7
Effect of currency exchange rate changes on cash and cash equivalents	(8.0)	14.6
Increase (decrease) in cash and cash equivalents	93.6	(19.7)
Cash and cash equivalents, beginning of period	460.1	480.5
Cash and cash equivalents, end of period	$553.7	$460.8

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
In millions	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$553.7	$460.1
Investment securities	15.6	21.6
Cash value of life insurance policies, net of policy loans	—	67.2
Trade accounts receivable, less allowance of $5.2 (2008- $5.0)	407.4	462.6
Inventories	288.6	354.8
Deferred income taxes	41.9	45.8
Other current assets	77.2	86.1
Total Current Assets	1,384.4	1,498.2

Properties and equipment, net	680.5	710.6
Goodwill	113.5	117.1
Deferred income taxes	852.9	851.7
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	43.6	48.6
Other assets	151.8	149.3
Total Assets	$3,726.7	$3,875.5

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$12.5	$11.2
Accounts payable	215.3	230.4
Other current liabilities	259.1	291.5
Total Current Liabilities	486.9	533.1

Debt payable after one year	0.5	0.6
Deferred income taxes	4.7	7.1
Underfunded defined benefit pension plans	345.0	392.3
Unfunded defined benefit pension plans	124.6	136.7
Other liabilities	43.2	46.6
Total Liabilities Not Subject to Compromise	1,004.9	1,116.4

Liabilities Subject to Compromise
Pre-petition bank debt plus accrued interest	830.1	823.5
Drawn letters of credit plus accrued interest	30.3	30.0
Income tax contingencies	109.5	121.0
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	150.7	152.2
Postretirement benefits	160.2	169.7
Other liabilities and accrued interest	115.9	116.5
Total Liabilities Subject to Compromise	3,096.7	3,112.9
Total Liabilities	4,101.6	4,229.3

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	437.9	436.6
Accumulated deficit	(285.5)	(246.6)
Treasury stock, at cost	(57.4)	(57.4)
Accumulated other comprehensive income (loss)	(529.8)	(560.3)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	(434.0)	(426.9)
Noncontrolling interests	59.1	73.1
Total Shareholders’ Equity (Deficit)	(374.9)	(353.8)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,726.7	$3,875.5